Exhibit 10.47

SEPARATION AGREEMENT

This Separation Agreement (this “Separation Agreement”) between Spanish Broadcasting System, Inc. (the “Company”) and Jose Antonio Garcia (“you” and similar words) sets forth certain terms of your separation from the Company and its affiliates, including certain waivers and releases by you required under the Employment Agreement, dated as of August 4, 2008, as amended as of April 19, 2011, by and between the Company and you (the “Employment Agreement”) or otherwise in order to receive certain separation payments and benefits, as set forth in detail below.

By signing this Separation Agreement, you and the Company agree as follows:

1.Status of Employment

You agree that you ceased serving as Senior Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary of the Company effective January 28, 2019.  You also agree that, effective as of May 31, 2019 (the “Separation Date”), you resign from all positions you hold (if any) as an officer of the Company and as an officer or director of the Company’s subsidiaries and affiliates, as applicable, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your cessation of service or employment in all such positions with the Company and its subsidiaries and affiliates.  Furthermore, you agree that, effective as of the Separation Date, you resign from all other positions you hold with (if any), and as an employee of, the Company and the Company’s subsidiaries and affiliates, as applicable (but not as a director of the Company), and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your cessation of service or employment in all such positions with the Company and its subsidiaries and affiliates. You agree that the cessations of service or employment described in this Paragraph 1 shall be treated as set forth in Paragraph 2 of this Separation Agreement.

2.Severance Benefits

In consideration for you (a) signing this Separation Agreement, and (b) signing, no earlier than the Separation Date and no later than 22 days following the Separation Date, a general waiver and release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), and letting the Release become effective as set forth in the Release, for purposes of the Employment Agreement and this Separation Agreement, your separation from the Company will be deemed a termination of your employment by the Company without Cause (as described in the Employment Agreement) (“Qualifying Separation”), and you will receive the payments and benefits as specified on Exhibit B attached hereto, all subject to applicable tax withholding (the “Severance Benefits”).  The Severance Benefits will be in full satisfaction of any amounts due under the Employment Agreement, the Company’s equity plans (collectively, as amended or amended and restated from time to time, the “Equity Plan”), and other compensation arrangements of the Company.

3.Restrictive Covenants

By signing this Separation Agreement, you reaffirm that you will continue to abide by the covenants set forth in Section 10 (or otherwise) of the Employment Agreement, which expressly survive your Qualifying Separation.  You and the Company agree that, for purposes of Section 10(c) of the Employment Agreement and the covenants contained therein, the defined term “Business” will be interpreted as limited to only the Company’s Spanish broadcasting businesses, programs or services.

4.Limitations

Nothing in this Separation Agreement or the Employment Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement or the Employment Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

5.Other Acknowledgements

Nothing in this Separation Agreement prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.  Furthermore, no Company policy or individual agreement between the Company and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

6.Material Breach

You agree that in the event of any breach of any provision of Section 10 of the Employment Agreement, the Company will be entitled to equitable and/or injunctive relief and, because the damages for such a breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or (as applicable) any and all past, present or future parents, subsidiaries and affiliates of the Company (the “SBS Companies”) will also be entitled to specific performance by you.  No amount owing to you under this Separation Agreement shall be subject to set-off or reduction by reason of any claims which the Company has or may have against you.  You will be entitled to recover actual damages if the Company breaches this Separation Agreement, including any unexcused late or non-payment of any amounts owed under this Separation Agreement, or any unexcused failure to provide any other benefits specified in this Separation Agreement.  Failure by either party to enforce any term or condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.  In the event that either you or the Company is required to file any legal proceeding to enforce any provision of this Separation Agreement or the Release, the prevailing party shall be entitled to recover from the non-prevailing party, in addition to any legal or equitable relief to which such prevailing party may be entitled under applicable law, such prevailing party’s reasonable costs, including attorney’s fees, incurred in connection with the enforcement of any provision of this Separation Agreement or the Release.

7.Review of Separation Agreement

This Separation Agreement is important.  You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor.  If you agree to the terms of this Separation Agreement, sign in the space below where your agreement is indicated.  The payments and benefits specified in this Separation Agreement are contingent on your signing this Separation Agreement and the Release no earlier than the Separation Date and no later than 22 calendar days following the Separation Date, and not revoking the Release.

8.Return of Property

You affirm that (other than as may be necessary or required to fulfill your duties as a director of the Company only during such time as you may serve as a director of the Company) you have, or will within a reasonable time after the Separation Date, returned to the Company in reasonable working order all Company Property, as described more fully below.  “Company Property” includes company-owned or leased motor vehicles, equipment, supplies and documents.  Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium; provided, that “Company Property” will not include one laptop computer, one computer printer, one cellphone and one iPad that (as reasonably agreed to and identified by you and the Company) are in your possession as of the date of this Separation Agreement (the “Retained Devices”) as long as (a) you provide the Retained Devices to the Company prior to or on the Separation Date and (b) reasonably cooperate with the Company in having the Company identify and remove from the Retained Devices any Company information that is confidential or proprietary to the Company (as reasonably determined by the Company), after which the Retained Devices will be promptly returned to you.  Provided that the terms and conditions of subsections (a) and (b) of this paragraph are satisfied, you and the Company agree that you may retain the Retained Devices following the Separation Date.  You further agree that you will not retain any copies or duplicates of any Company Property (other than as may be necessary or required to fulfill your duties as a director of the Company only during such time as you may serve as a director of the Company).

9.Future Cooperation

You agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business.  You further agree to fully and completely cooperate with the

Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future.  Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company.  The Company agrees to (or to cause one of its affiliates to) pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company, with any such payments/reimbursements to be made in accordance with the Company's expense reimbursement policy as in effect from time to time.

10.Non-Disparagement

You agree that, subject to Paragraph 5 of this Separation Agreement, you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company, the SBS Companies, or any and all past, present, or future related persons or entities, including but not limited to the Company’s and the SBS Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation Spanish Broadcasting System, Inc., their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement.  The Company agrees that the Company will instruct its officers and directors not to make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning you to any person or entity, regardless of the truth or falsity of such statement.  This Paragraph does not apply to truthful testimony compelled by applicable law or legal process.

11.Tax Matters

By signing this Separation Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Severance Benefits or other amounts under this Separation Agreement, all amounts payable to you under this Separation Agreement will be subject to applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Separation Agreement, the Severance Benefits, or any other amounts payable under this Separation Agreement.

12.Other Acknowledgements

You and the Company also acknowledge and agree that your execution and delivery of a release of claims (substantially in the form of the attached Exhibit A), is in satisfaction of the release requirement set forth in the Employment Agreement, and the execution of this Separation Agreement shall act as an amendment to the Employment Agreement for such purposes.

13.Nature of Agreement

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Company or SBS Companies.  This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.  This Separation Agreement contains the entire agreement between the Company, other SBS Companies and you regarding your departure from the Company, except that all post-employment covenants contained in the Employment Agreement remain in full force and effect.  The Severance Benefits are in full satisfaction of any severance benefits under the Employment Agreement, the Equity Plan, and of any other compensation arrangements between you and the Company or the SBS Companies. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you.  Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Florida, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the federal courts of Florida to the exclusion of any other venue.  The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

JOSE ANTONIO GARCIA

/s/  Jose Antonio Garcia

Date: __________________________________

SPANISH BROADCASTING SYSTEM, INC.

By:  /s/  Richard D. Lara

Name: Richard D. Lara

Title: Executive Vice President, General

Counsel and Corporate Secretary

Date: __________________________________

Exhibit A

Release

This Release is between Spanish Broadcasting System, Inc. (the “Company”) and Jose Antonio Garcia (“you” and similar words), in consideration of the benefits provided to you and to be received by you from or on behalf of the Company as described in the Separation Agreement between the Company and you dated as of the applicable date referenced therein (the “Separation Agreement”).  Capitalized terms used herein without definition have the meanings ascribed to such terms in the Separation Agreement.

By signing this Release, you and the Company hereby agree as follows:

1.Waiver and Release

You, on behalf of yourself and anyone claiming through you, including each and all of your legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Releasors”), hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which you sign this Release, including, without limitation: (a) all claims arising out of or in any way relating to your employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorney’s fees, expenses or otherwise) that were or could have been asserted by you or on your behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, The Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the WARN Act, Federal Executive Order

11246, the Genetic Information Nondiscrimination Act, and the Elliott-Larsen Civil Rights Act (the “Release”).

2.Scope of Release

Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Separation Agreement or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify you against any third party claims arising out of any action or inaction by you during the time of your employment and within the scope of your duties with the Company to the extent you have any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by the Company’s director & officer liability insurance or (c) shall affect your right to file a claim for workers’ compensation or unemployment insurance benefits.

You further acknowledge that by signing this Release, you do not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the EEOC, the Securities and Exchange Commission or any comparable state or local agency. However, you waive and release, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge you or others may file, including without limitation any costs, expenses or attorneys’ fees. You understand that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others.  Notwithstanding the foregoing, you will not give up your right to any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and The Sarbanes-Oxley Act of 2002.

By executing this Release you represent that, as of the date you sign this Release, no claims, lawsuits, or charges have been filed by you or on your behalf against the Company Released Parties.

3.Review of Release

In compliance with the requirements of the OWBPA, you acknowledge by your signature below that, with respect to the rights and claims waived and released under this Release under the ADEA, you specifically acknowledge and agree as follows: (a) you have read and understand the terms of this Release; (b) you have been advised and hereby are advised, and have had the opportunity, to consult with an attorney before signing this Release; (c) you are releasing the Company and the other Company Released Parties from, among other things, any claims that you may have against them pursuant to the ADEA; (d) the releases contained in the Release do not cover rights or claims that may arise after you sign this Release; (e) you have been given a period of 22 days in which to consider and execute this Release (although you may elect not to use the full 22-day period at your option); (f) you may revoke the Release during the seven-day period following the date on which you sign this Release, and the Release will not become effective and enforceable until the seven-day revocation period has expired; and (g) any such revocation must be submitted in writing to the Company c/o Richard D. Lara, Executive Vice President and General Counsel, Spanish Broadcasting System, Inc., 7007 NW 77th Avenue, Miami, Florida 33166 prior to the expiration of such seven-day

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revocation period.  If you revoke the Release within such seven-day revocation period, it shall be null and void.

4.Entire Agreement

This Release, the Separation Agreement, and the documents referenced therein contain the entire agreement between you and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past.  You acknowledge that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company.  Should any provision of this Release be declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remaining provisions shall remain in full force and effect; provided, however, that upon a finding that the Release, in whole or part, is illegal, void, or unenforceable, you shall be required, at the option of the Company, either to return the Severance Benefits (as defined in the Separation Agreement) or to execute a release that is legal and enforceable.

I agree to the terms and conditions set forth in this Release.

JOSE ANTONIO GARCIA

____________________________

Date:  _______________________

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Exhibit B

Severance and Other Benefits1

The Severance Benefits  (subject to any applicable withholding) consist of the following:

1.

Payment of (a) all accrued but unpaid base salary through the Separation Date; and (b) any and all monies advanced or expensed incurred and entitled to reimbursement pursuant to Section 4(a) of the Employment Agreement through the Separation Date, provided that you have submitted appropriate documentation for such expenses.  These amounts will be payable by the next payroll date following the Separation Date.

2.

Payment of an aggregate amount equal to $1,750,000 (i.e., two times your Base Salary rate (as in effect on the Separation Date) plus $700,000) (such aggregate amount the “Cash Severance”) to be paid as follows:

•	$560,000 of the Cash Severance to be paid within 35 days of the Separation Date;
•

$752,500 of the Cash Severance to be paid on the first business day following the 6-month anniversary of the Separation Agreement, or if earlier, your date of death, to comply with Section 12(b) of your Employment Agreement; and

•

$437,500 of the Cash Severance will be paid in equal installments in accordance with the Company’s normal payroll practices during the 6 month period following the 6-month anniversary of the Separation Date.

3.	Continued exercisability of vested stock options following the Separation Date, provided that in no event shall such options be exercisable after the expiration of the option term.
4.

You will be entitled to continue participation in the Company’s non-taxable group health plan for a period of 6 months following the Separation Date at the Company’s expense.  Thereafter, you may elect COBRA continuation coverage, provided that you and your spouse are eligible and timely elect to continue your coverage under the Company’s group health plan pursuant to your rights under COBRA, and if so elected, the Company will pay a cash lump sum amount to you equal to the monthly premium applicable to the COBRA coverage you elected multiplied by 18 (the “Cash Premium Payment”).  If applicable, such Cash Premium Payment will be paid to you within 15 days of your election to continue coverage under COBRA, but in no event later than December 31, 2019.

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Except as otherwise expressly provided, all benefits are to be paid or provided in the manner and at the time specified in the applicable plan or agreement, or as required under applicable law.  All benefits will remain subject to Section 12 of the Employment Agreement.